Exhibit 99.1

Nuvilex Obtains Exclusive Worldwide License to Develop Disease Treatments that Combine Cell-in-a-Box® and Cannabinoid-Based Medicine

SILVER SPRING, MD, December 1, 2014 (GLOBE NEWSWIRE) – Nuvilex, Inc. (OTCQB: NVLX), a clinical-stage biotechnology company developing cell therapy solutions for the treatment of diseases, announced today that it has obtained an exclusive worldwide license from Austrianova Singapore Pte Ltd to use the unique and proprietary Cell-in-a-Box® cellulose-based live cell encapsulation technology in combination with compounds, known as cannabinoids, obtained from constituents of Cannabis for the development of disease treatments. Nuvilex’s initial efforts will be directed toward developing treatments for deadly and difficult-to-treat forms of cancer.

Nuvilex’s CEO and President, Kenneth L. Waggoner, commented, “While our efforts in the medical Cannabis arena have been ongoing for some time now, this exciting worldwide Licensing Agreement enabling the use of Cell-in-a-Box® with cannabinoid prodrugs will greatly enhance our effort to become a major player in the medicinal cannabinoid space. This is truly a collaborative agreement which is designed to capitalize on the ever-increasing body of evidence indicating constituents from the Cannabis plant indeed have a place in the treatment of serious and even deadly forms of cancer.”

The combination of the Cell-in-a-Box® live cell encapsulation technology and prodrugs (which require conversion to their cancer-killing forms) as treatments for serious cancers has already been validated in human clinical trials in patients with advanced, inoperable pancreatic cancer and in a veterinary preclinical trial in dogs with spontaneously-occurring mammary cancer (a model for breast cancer in humans). In both cases, the cells encapsulated were designed to overexpress an enzyme known as CYP2B1. This is an isoform of the cytochrome P450 system, normally found in the liver. For the pancreatic cancer clinical trials, the prodrug used was ifosfamide; its “sister” drug cyclophosphamide was used in the canine mammary cancer preclinical trial. Both ifosfamide and cyclophosphamide are converted to their cancer-killing forms by CYP2B1 and have shown remarkable results.

Dr. Brian Salmons, CEO and President of Austrianova and a member of the Scientific Advisory Board of Medical Marijuana Sciences, a wholly-owned subsidiary of Nuvilex, said of the Licensing Agreement, “Over the course of the last year, we have worked very closely with Nuvilex to secure the exclusive worldwide rights to use our Cell-in-a-Box® technology for the development of cannabinoid-based disease treatments. We’re excited about the opportunity to collaborate with them to further the science in this exciting medical field where the possibility exists of treating cancers and other diseases without the harmful side effects normally associated with their treatment.”

Prof. Walter H. Günzburg, Chairman and CTO of Austrianova, said “It is well documented in scientific and medical journals that cannabinoid-based drugs have a therapeutic benefit in cancer, but the ability to administer these drugs at a therapeutic level is challenging. The use of encapsulated cells to convert prodrugs as pioneered by Austrianova and Nuvilex is a viable alternative. We are delighted to have signed the Licensing Agreement as part of the ongoing efforts towards this aim.”

For the work to be done in the cancer area under the terms of the Licensing Agreement, the Cell-in-a-Box® encapsulation process will be basically the same as that used in Nuvilex’s cancer treatments using ifosfamide; however, a different type of cell will be encapsulated for cannabinoid-based cancer treatments. These cells will be capable of converting cannabinoid prodrugs to their cancer-killing forms. By using the Cell-in-a-Box® technology, it should be possible to optimize the anticancer effect of the cannabinoid prodrugs while minimizing deleterious side effects that are associated with most chemotherapy.

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About Nuvilex

Nuvilex (OTCQB: NVLX) is a clinical stage biotechnology company focused on developing and preparing to commercialize treatments for cancer and diabetes based upon a proprietary cellulose-based live cell encapsulation technology known as Cell-in-a-Box®. This unique and patented technology will be used as a platform upon which treatments for several types of cancer, including advanced, inoperable pancreatic cancer, and diabetes are being built. Nuvilex's treatment for pancreatic cancer involves the well-known anticancer prodrug ifosfamide, together with encapsulated live cells, which convert ifosfamide into its active or "cancer-killing" form. Nuvilex is also working towards improving the quality of life for patients with advanced pancreatic cancer and on treatments for other types of solid cancerous tumors. In addition, Nuvilex is developing treatments for cancer based upon chemical constituents of marijuana known as cannabinoids. Nuvilex is examining ways to exploit the benefits of Cell-in-a-Box® technology in optimizing the anticancer effectiveness of cannabinoids, while minimizing or outright eliminating the debilitating side effects usually associated with cancer treatments. This provides Nuvilex a unique opportunity to develop “green” approaches to fighting cancers, such as those of the pancreas, brain and breast, which affect hundreds of thousands of individuals worldwide every year.

Safe Harbor

This press release may contain forward-looking statements regarding Nuvilex and its future events and results that involve inherent risks and uncertainties. The words "anticipate," "believe," "estimate," "expect," "intend," "plan" and similar expressions, as they relate to Nuvilex or its management, are intended to identify forward-looking statements. Important factors, many of which are beyond the control of Nuvilex, that could cause actual results to differ materially from those set forth in the forward-looking statements include Nuvilex's ability to continue as a going concern, delays or unsuccessful results in clinical trials or flaws or defects regarding its product candidates, changes in relevant legislation or regulatory requirements, uncertainty of protection of Nuvilex's intellectual property and Nuvilex's continued ability to raise capital. Nuvilex does not assume any obligation to update any of these forward-looking statements.

More information about Nuvilex can be found at www.nuvilex.com. It can also be obtained by contacting Investor Relations.

Investor Relations Contacts:

Clare Matschullat

Blueprint Life Science Group

Telephone: 415.375.3340 Ext. 106

cmatschullat@bplifescience.com

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